Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Member

Atlas Pipeline Partners GP, LLC

We have audited the accompanying consolidated balance sheet of Atlas Pipeline Partners GP, LLC (a Delaware limited liability company and a wholly-owned subsidiary of Atlas Pipeline Holdings, L.P.) and subsidiaries as of December 31, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal controls as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 27, 2008

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$11,980
Accounts receivable – affiliates	3,334
Accounts receivable	177,566
Prepaid expenses and other	14,749

Total current assets	207,629
Property, plant and equipment, net	1,748,661
Intangible assets, net	219,203
Goodwill	679,077
Minority interest	2,163
Other assets, net	20,881

$2,877,614

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Current portion of long-term debt	$34
Accounts payable	20,530
Accrued liabilities	43,487
Current portion of derivative liability	110,867
Accrued producer liabilities	80,698

Total current liabilities	255,616
Long-term derivative liability	118,646
Long-term debt, less current portion	1,229,392
Minority interest in Atlas Pipeline Partners, L.P.	1,265,537
Owner’s equity:
Owner’s equity	9,815
Accumulated other comprehensive loss	(1,392)

Total owner’s equity	8,423

$2,877,614

See accompanying notes to consolidated balance sheet

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1 – NATURE OF OPERATIONS

Atlas Pipeline GP, LLC (“Atlas Pipeline GP” or the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (“APL”). The Company is wholly-owned by Atlas Pipeline Holdings, L.P. (“AHD”), a publicly-traded limited partnership (NYSE: AHD).

APL is a publicly-traded Delaware limited partnership and a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. APL’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of APL. The Company, through its general partner interests in APL and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations of APL, through which it manages and effectively controls both APL and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in APL.

The Company, as general partner, manages the operations and activities of APL and owes a fiduciary duty to APL’s common unitholders. The Company is liable, as general partner, for all of APL’s debts (to the extent not paid from APL’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the Company.

The Company does not receive any management fee or other compensation for its management of APL. The Company and its affiliates are reimbursed for expenses incurred on APL’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to APL and all other expenses necessary or appropriate to conduct the business of, and allocable to, APL. The APL partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to APL in any reasonable manner in its sole discretion.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Minority Interest

The consolidated balance sheet includes the accounts of the Company, APL, the Operating Partnership and the Operating Partnership’s subsidiaries. APL’s limited partner equity interests owned by third-parties at December 31, 2007 are reflected as minority interest in APL on the Company’s consolidated balance sheet. All material intercompany transactions have been eliminated.

On July 27, 2007, APL acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (see Note 8). The transaction was effected by the formation of two joint venture companies which own the respective systems, of which APL has a 95% interest and Anadarko has a 5% interest in each. APL consolidates 100% of these joint ventures. The Company reflects Anadarko’s investment in the net assets of the joint ventures as minority interest on its consolidated balance sheet. In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the joint ventures issued cash to Anadarko of $1.9 billion in return for a note receivable. This note receivable is reflected within minority interest on the Company’s consolidated balance sheet.

The Midkiff/Benedum joint venture has a 72.8% undivided joint venture interest in the Midkiff/Benedum system, of which the remaining 27.2% interest is owned by Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”). Due to the Midkiff/Benedum system’s status as an undivided joint venture, the Midkiff/Benedum joint venture proportionally consolidates its 72.8% ownership interest in the assets and liabilities and operating results of the Midkiff/Benedum system.

Use of Estimates

The preparation of the Company’s consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated balance sheet. The Company’s consolidated balance sheet is based on a number of significant estimates, including the fair value of APL’s derivative instruments, the probability of forecasted transactions, APL’s stock compensation and the purchase price allocation for APL’s acquisition of Chaney Dell and Midkiff/Benedum systems, all of which could effect the reported amounts for property, plant and equipment, goodwill, other intangible assets, and other items. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.

Receivables

The amount included within Accounts Receivable on the Company’s consolidated balance sheet at December 31, 2007 is associated entirely with APL’s operating activities. In evaluating the reliability of its accounts receivable, APL performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by APL’s review of its customers’ credit information. APL extends credit on an unsecured basis to many of its customers. At December 31, 2007, APL recorded no allowance for uncollectible accounts receivable.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Depreciation expense is recorded for each asset over its estimated useful life using the straight-line method.

Impairment of Long-Lived Assets

The Company, including APL, reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

Capitalized Interest

APL capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds by APL was 8.0% for the year ended December 31, 2007 and the amount of interest capitalized was $3.3 million.

Fair Value of Financial Instruments

For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair values because of the short maturities of these instruments. The fair values of these financial instruments are represented in the Company’s consolidated balance sheet (see Note 12).

Derivative Instruments

APL enters into certain financial contracts to manage its exposure to movement in commodity prices and interest rates. APL applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) to its derivative instruments. SFAS No. 133 requires each derivative instrument to be recorded in the balance sheet as either an asset or liability measured at fair value. Changes in a derivative instrument’s fair value are recognized currently in the statements of operations unless specific hedge accounting criteria are met.

Intangible Assets

APL has recorded intangible assets with finite lives in connection with certain consummated acquisitions (see Note 8). The following table reflects the components of intangible assets being amortized at December 31, 2007 (in thousands):

		Estimated
	December 31,	Useful Lives
	2007	In Years
Gross Carrying Amount:
Customer contracts	$12,810	8
Customer relationships	222,572	7–20

	$235,382

Accumulated Amortization:
Customer contracts	$(4,215)
Customer relationships	(11,964)

	$(16,179)

Net Carrying Amount:
Customer contracts	$8,595
Customer relationships	210,608

	$219,203

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, APL will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for APL’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for APL’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Amortization expense related to APL’s intangible assets is estimated to be $25.6 million for each of the next five calendar years commencing in 2008.

Goodwill

At December 31, 2007, APL had $679.1 million of goodwill recorded in connection with consummated acquisitions (see Note 8). In April 2008, APL received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, APL reduced goodwill recognized in connection with the acquisition (see Notes 8 and 15). Due to the recent date of APL’s Chaney Dell and Midkiff/Benedum acquisition, the purchase price allocation for the acquisition is based upon preliminary data that remains subject to adjustment and could further change as APL continues to evaluate this allocation. Other items could further adjust amounts allocated to goodwill in future periods, although no such items are currently anticipated by management.

APL tests its goodwill for impairment at each year end by comparing reporting unit fair values to carrying values. The evaluation of impairment under SFAS No. 142 requires the use of projections, estimates and assumptions as to the future performance of APL’s operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to APL’s assumptions and, if required, recognition of an impairment loss. APL’s test of goodwill at December 31, 2007 resulted in no impairment. APL will continue to evaluate its goodwill at least annually and if impairment indicators arise, and will reflect the impairment of goodwill, if any, within the Company’s consolidated statement of operations for the period in which the impairment is indicated.

Income Taxes

The Company is a limited liability corporation and APL is a limited partnership. As a result, the Company’s and APL’s income for federal income tax purposes is reportable on the tax returns of the individual owners and partners. Accordingly, no recognition has been given to income taxes in the Company’s consolidated balance sheet.

Stock-Based Compensation

APL adopted SFAS No. 123(R), “Share-Based Payment,” as revised (“SFAS No. 123(R)”), as of December 31, 2005. Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the balance sheet based on their fair values.

Minority Interest in Atlas Pipeline Partners, L.P.

The minority interest in APL on the Company’s consolidated balance sheet reflects the outside ownership interests in APL, which was 93.9% at December 31, 2007. The minority interest in APL on the Company’s consolidated balance sheet principally reflects the sum of the allocation of APL consolidated net income (loss) to the minority interest in APL and the contributed capital of minority interests through the sale of limited partner units in APL, partially offset by APL quarterly cash distributions to the minority interest owners.

Environmental Matters

APL’s operations are subject to various federal, state and local laws and regulations relating to the protection of the environment. APL has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. APL accounts for environmental contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. APL maintains insurance which may cover in whole or in part certain environmental expenditures. At December 31, 2007, the Company and APL had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Unbilled Revenues

APL accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and condensate and the receipt of a delivery statement. This revenue is recorded based upon volumetric data from APL’s records and management estimates of the related transportation and compression fees which are, in turn, based upon applicable product prices (see “–Use of Estimates” accounting policy for further description). APL had unbilled revenues at December 31, 2007 of $86.8 million which are included in accounts receivable and accounts receivable-affiliates within the Company’s consolidated balance sheet.

Segment Information

The Company consolidates the assets of APL. APL has two reportable segments: natural gas transmission and gathering located in the Appalachia Basin area (“Appalachia”) of eastern Ohio, western New York, and western Pennsylvania, and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”) of Oklahoma, Arkansas, northern and western Texas, the Texas panhandle, and southeastern Missouri. Appalachia revenues are based on contractual arrangements with Atlas Energy and its affiliates, a publicly traded Delaware limited liability company (NYSE: ATN) (“ATN”), in which Atlas America holds a 49.4% interest and manages through its subsidiary, ATN Management, Inc., under the supervision of ATN’s board of directors. Mid-Continent revenues are derived from the gathering and transportation of natural gas and the sale of residue gas and NGLs to purchasers at the tailgate of the processing plants.

Recently Issued Accounting Standards

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of SFAS No. 133” (“SFAS No. 161”) to require enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact the adoption of SFAS No. 161 will have on the disclosures regarding its derivative instruments.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported, and disclosed on the face of the consolidated statement of operations, at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Additionally, SFAS No. 160 establishes a single method for accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 160 upon its adoption on January 1, 2009 and is currently evaluating whether SFAS No. 160 will have an impact on its financial position.

In December 2007, the FASB issued SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”), however retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141 (R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009 and is currently evaluating whether SFAS No. 141(R) will have an impact on its financial position.

Recently Adopted Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective at the inception of an entity’s first fiscal year beginning after November 15, 2007. The Company adopted SFAS No. 159 at January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“EITF 00-19-2”). EITF 00-19-2 provides guidance related to the accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate arrangement or included as a provision of a financial instrument or arrangement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). EITF 00-19-2 requires that if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under such arrangement shall be included in the allocation of proceeds from the related financing transaction using the measurement guidance in SFAS No. 5. The Company adopted EITF 00-19-2 on January 1, 2007 and it did not have an effect on the Company’s financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value statements. In February 2008, the FASB issued FASB Staff Position SFAS No. 157-b, “Effective Date of FASB Statement No. 157”, which provides for a one-year deferral of the effective date of SFAS No. 157 with regard to an entity’s non-financial assets, non-financial liabilities or any non-recurring fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 157 at January 1, 2008 with respect to its derivative instruments, which are measured at fair value within its financial statement. The provisions of SFAS No. 157 have not been applied to its non-financial assets and non-financial liabilities.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current

Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. The SEC staff recommends that misstatements should be quantified using both a balance sheet and income statement approach and a determination be made as to whether either approach results in quantifying a misstatement which the registrant, after evaluating all relevant factors, considers material. The SEC staff will not object if a registrant records a one-time cumulative effect adjustment to correct misstatements occurring in prior years that previously had been considered immaterial based on the appropriate use of the registrant’s methodology. SAB 108 is effective for fiscal years ending on or after November 15, 2006. SAB 108 did not have an impact on the Company’s consolidated financial position.

NOTE 3 – APL COMMON UNIT EQUITY OFFERING

In July 2007, APL sold 25.6 million common units through a private placement to investors at a negotiated purchase price of $44.00 per unit, yielding net proceeds of approximately $1.125 billion. Of the 25.6 million common units sold by APL, 3.8 million common units were purchased by AHD for $168.8 million. APL also received a capital contribution from the Company of $23.1 million in order for the Company to maintain its 2.0% general partner interest in APL. The Company funded this capital contribution through contributions from its parent company, AHD. APL utilized the net proceeds from the sale to partially fund the acquisition of control of the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and a 72.8% ownership interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (see Note 8).

NOTE 4 – APL PREFERRED UNIT EQUITY OFFERING

On March 13, 2006, APL entered into an agreement to sell 30,000 6.5% cumulative convertible preferred units representing limited partner interests to Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, for aggregate gross proceeds of $30.0 million. APL also sold an additional 10,000 6.5% cumulative preferred units to Sunlight Capital for $10.0 million on May 19, 2006, pursuant to its right under the agreement to require Sunlight Capital to purchase such additional units. The APL preferred units were originally entitled to receive dividends of 6.5% per annum commencing on March 13, 2007 and were to have been accrued and paid quarterly on the same date as the distribution payment date for APL’s common units. On April 18, 2007, APL and Sunlight Capital agreed to amend the terms of the preferred units effective as of that date. The terms of APL’s preferred units were amended to entitle them to receive dividends of 6.5% per annum commencing on March 13, 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing on the date immediately following the first record date for APL’s common unit distributions after March 13, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of APL’s common units as of the date of the notice of conversion. APL may elect to pay cash rather than issue common units in satisfaction of a conversion request. APL has the right to call the preferred units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into common units or redeemed prior to May 2010, the preferred units will automatically be converted into APL common units in accordance with this agreement. In consideration of Sunlight Capital’s consent to the amendment of the preferred units, APL issued $8.5 million of its 8.125% senior unsecured notes due 2015 (see Note 10) to Sunlight Capital. The Company recorded the APL senior unsecured notes as long-term debt and a preferred unit dividend within minority interest in APL on its consolidated balance sheet.

APL’s preferred units are reflected on the Company’s consolidated balance sheet as minority interest in APL. In accordance with SAB No. 68, “Increasing Rate Preferred Stock,” APL’s preferred units were originally recorded on the consolidated balance sheet at the amount of net proceeds received less an imputed dividend cost. The imputed dividend cost of $2.4 million was the result of APL’s preferred units not having a dividend yield during the first year after their issuance on March 13, 2006 and was amortized in full as of March 12, 2007. As a result of the amended agreement, APL recognized an imputed dividend cost of $2.5 million that will be amortized during the year commencing March 13, 2007 and is based upon the present value of the net proceeds received using the 6.5% stated yield.

If converted to APL common units, the preferred equity amount converted will be reclassified to common limited partners’ equity within minority interest in APL on the Company’s consolidated balance sheet.

NOTE 5 – CASH DISTRIBUTIONS

APL Cash Distributions

APL is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter to its common unitholders and the Company, as general partner. If APL’s common unit distributions in any quarter exceed specified target levels, the Company will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions declared by APL for the period from January 1, 2007 through December 31, 2007 were as follows:

Date Cash Distribution Paid	For Quarter Ended	APL Cash Distribution per Common Limited Partner Unit	Total APL Cash Distribution To Common Limited Partners	Total APL Cash Distribution To the General Partner
			(in thousands)	(in thousands)
February 14, 2007	December 31, 2006	$0.86	$11,249	$4,193
May 15, 2007	March 31, 2007	$0.86	$11,249	$4,193
August 14, 2007	June 30, 2007	$0.87	$11,380	$4,326
November 14, 2007	September 30, 2007	$0.91	$35,205	$4,498

In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems (see Note 8), the Company, which holds of all of the incentive distribution rights in APL, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to APL through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The Company also agreed that the resulting allocation of incentive distribution rights back to APL would be after the Company receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (“IDR Adjustment Agreement”).

On January 28, 2008, APL declared a cash distribution of $0.93 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended December 31, 2007. The $41.1 million distribution, including $10.2 million to the Company for its general partner interest after the allocation of $5.0 million of its incentive distribution rights back to the APL, was paid on February 14, 2008 to common unitholders of record at the close of business on February 7, 2008.

On April 22, 2008, APL declared a cash distribution of $0.94 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended March 31, 2008. The $44.3 million distribution, including $7.9 million to the Partnership for its general partner interest after the allocation of $3.8 million of its incentive distribution rights back to APL, was paid on May 15, 2008 to unitholders of record at the close of business on May 7, 2008.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	December 31, 2007	Estimated Useful Lives In Years
Pipelines, processing and compression facilities	$1,633,454	15 – 40
Rights of way	168,359	20 – 40
Buildings	8,919	40
Furniture and equipment	7,235	3 – 7
Other	13,307	3 – 10

	1,831,274
Less – accumulated depreciation	(82,613)

	$1,748,661

In July 2007, APL acquired control of the Chaney Dell and Midkiff/Benedum systems (see Note 8). Due to the recent date of acquisition, the purchase price allocation is based upon estimated values determined by APL, which are subject to adjustment and could change as APL continues to evaluate this allocation.

NOTE 7 – OTHER ASSETS

The following is a summary of other assets (in thousands):

December 31, 2007
Deferred finance costs, net of accumulated amortization of $11,352 at December 31, 2007	$18,227
Security deposits	2,498
Other	156

$20,881

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 10).

NOTE 8 – ACQUISITIONS

APL’s Chaney Dell and Midkiff/Benedum acquisition

On July 27, 2007, APL acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, while the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which APL contributed $1.9 billion and Anadarko contributed the Anadarko Assets.

In connection with this acquisition, APL has reached an agreement with Pioneer, which currently holds a 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer will have an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system beginning on June 15, 2008 and ending on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009). If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22% interest if fully exercised. APL will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

APL funded the purchase price in part from the private placement of 25.6 million common limited partner units at a negotiated purchase price of $44.00 per unit, generating net proceeds of $1.125 billion. AHD purchased 3.8 million of the 25.6 million common limited partner units issued by APL for $168.8 million and funded this through the private placement of 6.25 million of its common units to investors at a negotiated price of $27.00 per unit, yielding gross proceeds of $168.8 million (or net proceeds of $167.0 million, after underwriting fees and other transaction costs). APL received a capital contribution from the Company of $23.1 million in order for the Company to maintain its 2.0% general partner interest in APL. The Company funded this capital contribution through contributions from its parent company, AHD. The Company, which holds all of the incentive distribution rights of APL as general partner, has also agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to APL through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The Company also agreed that the resulting allocation of incentive distribution rights back to APL would be after the Company receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (see Note 5). APL funded the remaining purchase price from an $830.0 million senior secured term loan which matures in July 2014 and a $300.0 million senior secured revolving credit facility that matures in July 2013 (see Note 10).

APL’s acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the preliminary purchase price allocation as of December 31, 2007, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed in the acquisition, based on their fair values at the date of the acquisition (in thousands):

Prepaid expenses and other	$4,587
Property, plant and equipment	1,030,232
Intangible assets – customer relationships	205,312
Goodwill	615,636

Total assets acquired	1,855,767
Accounts payable and accrued liabilities	(1,515)

Net cash paid for acquisition	$1,854,252

APL recorded goodwill in connection with this acquisition as a result of Chaney Dell’s and Midkiff/Benedum’s significant cash flow and strategic industry position. In April 2008, APL received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, APL reduced goodwill recognized in connection with the acquisition (see Note 15). Due to the recent date of the acquisition, the purchase price allocation for the acquisition is based upon preliminary data that remains subject to adjustment and could further change as APL continues to evaluate this allocation. Other items could further adjust amounts allocated to goodwill in future periods, although no such items are currently anticipated by APL management.

NOTE 9 – DERIVATIVE INSTRUMENTS

APL uses a number of different derivative instruments, principally swaps and options, in connection with its commodity price and interest rate risk management activities. APL enters into financial swap and option instruments to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. APL also enters into financial swap instruments to hedge certain portions of its floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold or interest payments on the underlying debt instrument is due. Under swap agreements, APL receives or pays a fixed price and receives or remits a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not obligation, to purchase or sell natural gas, NGLs and condensate at a fixed price for the relevant contract period. These financial swap and option instruments are generally classified as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”).

APL formally documents all relationships between hedging instruments and the items being hedged, including the risk management objective and strategy for undertaking the hedging transactions. This includes matching the derivative contracts to the forecasted transactions. APL assesses, both at the inception of the derivative and on an ongoing basis, whether the derivative is effective in offsetting changes in the forecasted cash flow of the hedged item. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of adequate correlation between the hedging instrument and the underlying item being hedged, APL will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by APL through the utilization of market data, will be recognized immediately within other income (loss) in the Company’s consolidated statement of operations. For APL’s derivatives qualifying as hedges, the Company recognizes the effective portion of changes in fair value in partners’ capital as accumulated other comprehensive income (loss), and reclassifies the portion relating to commodity derivatives to natural gas and liquids revenue and the portion relating to interest rate derivatives to interest expense within its consolidated statement of operations as the underlying transactions are settled. For APL’s non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Company recognizes changes in fair value within other income (loss) in its consolidated statement of operations as they occur.

APL’s derivatives are recorded on the Company’s consolidated balance sheet as assets or liabilities at fair value. At December 31, 2007, the Company reflected net derivative liabilities on its consolidated balance sheet of $229.5 million. Of the $1.4 million of net loss in accumulated other comprehensive loss within owner’s equity on the Company’s consolidated balance sheet at December 31, 2007, if the fair value of the instruments remain at current market values, the Company will reclassify $1.0 million of APL’s losses to natural gas and liquids revenue in its consolidated statement of operations over the next twelve month period as these contracts expire, and $0.4 million will be reclassified in later periods. Actual amounts that will be reclassified will vary as a result of future price changes.

In connection with its Chaney Dell and Midkiff/Benedum acquisition, APL reached an agreement with Pioneer which grants Pioneer an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system beginning on June 15, 2008 and ending on November 1, 2008, and an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009) (see Note 8). At December 31, 2007, APL has received no indication that Pioneer will exercise either of its options under the agreement. If Pioneer does exercise either of these options, APL will discontinue hedge accounting for the derivative instruments covering the portion of the forecasted production of the Midkiff/Benedum system sold to Pioneer and will evaluate these derivative instruments to determine if they can be documented to match other forecasted production APL may have.

During December 2007, APL discontinued hedge accounting for crude oil derivative instruments covering certain forecasted condensate production for 2008 and other future periods, and then documented these derivative instruments to match certain forecasted NGL production for the respective periods. The discontinuation of hedge accounting for these instruments with regard to APL’s condensate production resulted in a $12.6 million non-cash derivative loss recognized as a decrease in minority interest in APL and in accumulated other comprehensive loss in owner’s equity in the Company’s consolidated balance sheet.

As of December 31, 2007, APL had the following commodity derivatives, including derivatives that do not qualify for hedge accounting:

Natural Gas Liquids Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(1)
	(gallons)	(per gallon)	(in thousands)
2008	61,362,000	$0.706	$(29,435)
2009	8,568,000	$0.746	(4,189)

			$(33,624)

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset/(Liability)(2)	Option Type
	(barrels)	(gallons)	(per barrel)	(in thousands)
2008	4,173,600	279,347,544	$60.00	$852	Puts purchased
2008	4,173,600	279,347,544	$79.23	(55,674)	Calls sold
2009	5,184,000	354,533,760	$60.00	5,216	Puts purchased
2009	5,184,000	354,533,760	$78.88	(64,031)	Calls sold
2010	3,127,500	213,088,050	$61.08	5,638	Puts purchased
2010	3,127,500	213,088,050	$81.09	(35,442)	Calls sold
2011	606,000	34,869,240	$70.59	2,681	Puts purchased
2011	606,000	34,869,240	$95.56	(3,924)	Calls sold
2012	450,000	25,893,000	$70.80	2,187	Puts purchased
2012	450,000	25,893,000	$97.10	(2,922)	Calls sold

				$(145,419)

Natural Gas Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset/(Liability)(2)
	(mmbtu)(3)	(per mmbtu) (3)	(in thousands)
2008	5,484,000	$8.795	$5,397
2009	5,724,000	$8.611	538
2010	4,560,000	$8.526	(351)
2011	2,160,000	$8.270	(607)
2012	1,560,000	$8.250	(331)

			$4,646

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset/(Liability)(2)
	(mmbtu)(3)	(per mmbtu)(3)	(in thousands)
2008	5,484,000	$(0.727)	$187
2009	5,724,000	$(0.558)	828
2010	4,560,000	$(0.622)	221
2011	2,160,000	$(0.664)	(32)
2012	1,560,000	$(0.601)	47

			$1,251

Natural Gas Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price		Fair Value Asset/(Liability)(2)
	(mmbtu)(3)	(per mmbtu)(3)		(in thousands)
2008	16,260,000	$8.978	(4)	$(18,575)
2009	15,564,000	$8.680		(2,542)
2010	8,940,000	$8.580		464
2011	2,160,000	$8.270		607
2012	1,560,000	$8.250		331

				$(19,715)

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(2)
	(mmbtu)(3)	(per mmbtu)(3)	(in thousands)
2008	16,260,000	$(1.114)	$(194)
2009	15,564,000	$(0.654)	(6,152)
2010	8,940,000	$(0.600)	(2,337)
2011	2,160,000	$(0.700)	(89)
2012	1,560,000	$(0.610)	(64)

			$(8,836)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(2)
	(barrels)	(per barrel)	(in thousands)
2008	65,400	$59.424	$(2,234)
2009	33,000	$62.700	(842)

			$(3,076)

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Fair Value Asset/(Liability)(2)	Option Type
	(barrels)	(per barrel)	(in thousands)
2008	262,800	$60.000	$(42)	Puts purchased
2008	262,800	$78.174	(11,149)	Calls sold
2009	306,000	$60.000	807	Puts purchased
2009	306,000	$80.017	(9,072)	Calls sold
2010	234,000	$61.795	835	Puts purchased
2010	234,000	$83.027	(5,283)	Calls sold
2011	30,000	$60.000	272	Puts purchased
2011	30,000	$74.500	(724)	Calls sold
2012	30,000	$60.000	195	Puts purchased
2012	30,000	$73.900	(579)	Calls sold

			$(24,740)

	Total net liability		$(229,513)

(1)	Fair value based upon APL management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas, light crude and propane prices.

(2)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

(3)	Mmbtu represents million British Thermal Units.

(4)	Includes APL’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas at an average price of $15.50 per mmbtu for the year ended December 31, 2008.

NOTE 10 – DEBT

Total debt consists of the following (in thousands):

December 31, 2007
APL Revolving credit facility	$105,000
APL Term loan	830,000
APL Senior notes	294,392
Other APL debt	34

Total debt	1,229,426
Less current maturities	(34)

Total long-term debt	$1,229,392

APL Term Loan and Credit Facility

In connection with APL’s July 27, 2007 acquisition of control of the Chaney Dell and Midkiff/Benedum systems (see Note 8), APL entered into a credit facility, comprised of an $830.0 million senior secured term loan (“term loan”) which matures in July 2014 and a $300.0 million senior secured revolving credit facility which matures in July 2013. Borrowings under the APL credit facility bear interest, at APL’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on APL’s outstanding revolving credit facility borrowings at December 31, 2007 was 7.2%, and the weighted average interest rate on the outstanding term loan borrowings at December 31, 2007 was 7.6%. Up to $50.0 million of the APL credit facility may be utilized for letters of credit, of which $9.1 million was outstanding at December 31, 2007. These outstanding letter of credit amounts were not reflected as borrowings on the Company’s consolidated balance sheet. Borrowings under the APL credit facility are secured by a lien on and security interest in all of APL’s property and that of its subsidiaries, except for the assets owned by the Chaney Dell and Midkiff/Benedum joint ventures, and by the guaranty of each of its consolidated subsidiaries other than the joint venture companies. The APL credit facility contains customary covenants, including restrictions on APL’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. APL is in compliance with these covenants as of December 31, 2007. Mandatory prepayments of the amounts borrowed under the term loan portion of the APL credit facility are required from the net cash proceeds of debt issuances, and of dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days. In connection with the new credit facility, APL agreed to remit an underwriting fee to the lead underwriting bank of the credit facility of 0.75% of the aggregate principal amount of the term loan outstanding on January 23, 2008. In January 2008, APL and the underwriting bank agreed to extend the agreement through June 30, 2008.

The events which constitute an event of default for APL’s credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against APL in excess of a specified amount, and a change of control of the Company’s General Partner. APL’s credit facility requires the Company to maintain a ratio of funded debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) ratio of not more than 5.25 to 1.0, and an interest coverage ratio (as defined in the credit facility) of not less than 2.5 to 1.0, increasing to 2.75 to 1.0 commencing September 30, 2008. During a Specified Acquisition Period (as defined in the credit facility), for the first 2 full fiscal quarters subsequent to the closing of an acquisition with total consideration in excess of $75.0 million, the ratio of funded debt to EBITDA will be permitted to step up to 5.75 to 1.0. As of December 31, 2007, APL’s ratio of funded debt to EBITDA was 4.4 to 1.0 and its interest coverage ratio was 3.1 to 1.0.

APL is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement.

APL Senior Notes

At December 31, 2007, APL has $293.5 million of 10-year, 8.125% senior unsecured notes due 2015 (“Senior Notes”) outstanding, net of unamortized premium received of $0.9 million. Interest on the APL Senior Notes is payable semi-annually in arrears on June 15 and December 15. The APL Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. In addition, prior to December 15, 2008, APL may redeem up to 35% of the aggregate principal amount of the APL Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The APL Senior Notes are also subject to repurchase by APL at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if APL does not reinvest the net proceeds within 360 days. The APL Senior Notes are junior in right of payment to APL’s secured debt, including APL’s obligations under its credit facility. On April 18, 2007, APL issued Sunlight Capital $8.5 million of its senior notes in considerations of its consent to the amendment of APL’s preferred unit agreements (see Note 4).

The indenture governing the APL Senior Notes contains covenants, including limitations of APL’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. APL is in compliance with these covenants as of December 31, 2007.

The aggregate amount of the APL’s debt maturities is as follows (in thousands):

Years Ended December 31:
2008	$34
2009	—
2010	—
2011	—
2012	—
Thereafter	1,229,392

$1,229,426

NOTE 11 – COMMITMENTS AND CONTINGENCIES

APL has noncancelable operating leases for equipment and office space. The aggregate amount of remaining future minimum annual lease payments as of December 31, 2007 is as follows (in thousands):

Years Ended December 31:
2008	$4,120
2009	1,732
2010	1,403
2011	1,181
2012	812
Thereafter	109

$9,357

APL is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Company believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition.

As of December 31, 2007, APL is committed to expend approximately $168.4 million on pipeline extensions, compressor station upgrades and processing facility upgrades.

NOTE 12 – FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The estimated fair value of financial instruments has been determined based upon the Company’s assessment of available market information and valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that the Company could realize upon the sale or refinancing of such financial instruments.

The Company’s current assets and liabilities on the consolidated balance sheet are financial instruments. The estimated fair values of these instruments approximate their carrying amounts due to their short-term nature. The estimated fair values of the Company’s long-term debt at December 31, 2007, which consists of borrowings under APL’s credit facility, the APL Term Loan and APL Senior Notes, was $1,225.6 million, compared with the carrying amount of $1,229.4 million. The APL Senior Notes were valued based upon available market data for similar issues. The carrying value of outstanding borrowings under APL’s credit facility, which bear interest at a variable interest rate, approximates their estimated fair value.

APL sells natural gas and NGLs under contract to various purchasers in the normal course of business. For the year ended December 31, 2007, the Mid-Continent segment had two customers that accounted for approximately 26% and 11% of the Company’s consolidated accounts receivable at December 31, 2007. Substantially all of the Appalachian segment’s revenues are derived from a master gas gathering agreement with Atlas Energy.

APL has certain producers which supply a majority of the natural gas to its Mid-Continent gathering and transportation systems and processing facilities. A reduction in the volume of natural gas that any one of these producers supply to APL could adversely affect its operating results unless comparable volume could be obtained from other producers in the surrounding region.

The Company places its temporary cash investments in high quality short-term money market instruments and deposits with high quality financial institutions. At December 31, 2007, the Company and its subsidiaries, including APL, had $57.6 million in deposits at banks, of which $56.8 million was over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

NOTE 13 – STOCK COMPENSATION

APL follows the provisions of SFAS No. 123(R), “Share-Based Payment”, as revised (“SFAS No. 123(R)”), for their stock compensation. Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the balance sheet based on their fair values.

APL Long-Term Incentive Plan

APL has a Long-Term Incentive Plan (“APL LTIP”), in which officers, employees and non-employee managing board members of the General Partner and employees of the Company’s affiliates and consultants are eligible to participate. The APL LTIP is administered by a committee (the “APL LTIP Committee”) appointed by APL’s managing board. The APL LTIP Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the APL LTIP through December 31, 2007.

A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit or, at the discretion of the APL LTIP Committee, cash equivalent to the fair market value of an APL common unit. In addition, the APL LTIP Committee may grant a participant a DER, which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions APL makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase APL’s common limited partner units at an exercise price determined by the APL LTIP Committee at its discretion. The APL LTIP Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the APL LTIP Committee will determine the vesting period for phantom units and the exercise period for options. Through December 31, 2007, phantom units granted under the APL LTIP generally had vesting periods of four years. The vesting of awards may also be contingent upon the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the APL LTIP Committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the APL LTIP. Of the phantom units outstanding under the APL LTIP at December 31, 2007, 56,481 will vest within the following twelve months. All phantom units outstanding under the APL LTIP at December 31, 2007 include DERs granted to the participants by the APL LTIP Committee. The amount paid with respect to APL LTIP DERs was $0.6 million for the year ended December 31, 2007. The amount was recorded as a reduction of minority interest in APL on the Company’s consolidated balance sheet.

The following table sets forth the APL LTIP phantom unit activity for the periods indicated:

Years Ended December 31, 2007
Outstanding, beginning of year	159,067
Granted(1)	25,095
Matured	(51,166)
Forfeited	(3,250)

Outstanding, end of year	129,746

(1)

The weighted average price for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, was $50.09 for awards granted for the year ended December 31, 2007.

At December 31, 2007, APL had approximately $2.3 million of unrecognized compensation expense related to unvested phantom units outstanding under the APL LTIP based upon the fair value of the awards.

APL Incentive Compensation Agreements

APL has incentive compensation agreements which have granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive common units of APL upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total common units to be issued under the incentive compensation agreements, 58,822 were issued during the year ended December 31, 2007. The ultimate number of common units estimated to be issued under the incentive compensation agreements will be determined principally by the financial performance of certain APL assets for the year ended December 31, 2008 and the market value of APL’s common unit at December 31, 2008. APL’s incentive compensation agreements also dictate that no individual covered under the agreements shall receive an amount of common units in excess of one percent of the outstanding common units of APL at the date of issuance. Common unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding common units of APL shall be paid in cash.

The vesting period for such awards concluded on September 30, 2007. APL management anticipates that adjustments will be recorded in future periods with respect to the awards under the incentive compensation agreements based upon the actual financial performance of the assets in future periods in comparison to their estimated performance and the movement in the market value of APL’s common units. Based upon APL management’s estimate of the probable outcome of the performance targets at December 31, 2007, 948,847 common unit awards are ultimately expected to be issued under these agreements during the year ended December 31, 2009, which represents the total amount of common units expected to be issued under the incentive compensation agreements. APL follows SFAS No. 123(R) and recognized compensation expense related to these awards based upon the fair value method.

NOTE 14 – SEGMENT INFORMATION

The Company’s assets primarily consist of its ownership interests in APL. APL has two reportable segments: natural gas transmission, gathering and processing located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York and western Pennsylvania, and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”) of primarily Oklahoma, northern and western Texas, the Texas panhandle, Arkansas and southeastern Missouri. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates. Mid-Continent revenues are primarily derived from the sale of residue gas and NGLs and transport of natural gas. These reportable segments reflect the way APL manages its operations.

The following summarizes the Company’s reportable segment data for the periods indicated (in thousands):

December 31, 2007
Balance sheet
Total assets:
Mid-Continent	$2,813,049
Appalachia	43,860
Corporate other	20,705

$2,877,614

Goodwill:
Mid-Continent	$676,772
Appalachia	2,305

$679,077

NOTE 15 – SUBSEQUENT EVENTS

During January 2008, APL entered into interest rate derivative contracts having an aggregate notional principal amount of $200.0 million. Under the terms of this agreement, APL will pay a weighted average rate of 2.88%, plus the applicable margin as defined under the terms of its credit facility, and will receive LIBOR plus the applicable margin, on the notional principal amount of $200.0 million. This hedge effectively converts $200.0 million of APL’s floating rate debt under the credit facility to fixed-rate debt. The interest rate swap agreement begins on January 31, 2008 and expires on January 31, 2010.

In April 2008, APL received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, APL will reduce goodwill recognized in connection with the acquisition.

During April 2008, APL entered into interest rate derivative contracts having an aggregate notional principal amount of $250.0 million. Under the terms of this agreement, APL will pay a weighted average interest rate of 3.14%, plus the applicable margin as defined under the terms of its credit facility (see Note 10), and will receive LIBOR plus the applicable margin, on the notional principal amount of $250.0 million. This hedge effectively converts $250.0 million of APL’s floating rate debt under its credit facility to fixed-rate debt. APL’s interest rate swap agreement began on April 30, 2008 and expires on April 30, 2010.